CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated July 28, 2000 in the Registration Statement on Form S-8 relating to the financial statements for the years ended December 31, 1999 and 1998, which appears in the Annual Report of the GM Group, Inc. CODA Profit Sharing Plan on the Form 11-K for the year ended December 31, 1999.

/s/ Hipolito Torres Rivera & Co. CPA's, P.S.C.

San Juan, Puerto Rico
January 2, 2001